Exhibit 99.1

Contact:	Erica McLaughlin Investor Relations (617) 342-6090

CABOT CORP. ELECTS NEW MEMBER OF THE BOARD OF DIRECTORS

BOSTON, July 10, 2012 — Cabot Corporation (NYSE: CBT) announced today that William C. Kirby has been elected a member of the Board of Directors, effective July 10, 2012. He was also appointed a member of the Audit Committee of the Board of Directors.

Mr. Kirby is the Spangler Family Professor of Business Administration at the Harvard Business School and T.M. Chang Professor of China Studies at Harvard University, positions he has held since July 2008. Since July 2006, he has also been a Harvard University Distinguished Service Professor, Director of Harvard University’s John K. Fairbank Center for Chinese Studies, and Chairman of the Harvard China Fund. A Harvard faculty member since 1992, Mr. Kirby has served as Chair of Harvard’s History Department, Director of the Harvard University Asia Center, and Dean of the Faculty of Arts and Sciences. Mr. Kirby also serves on the Board of Directors of The China Fund, Inc., a non-diversified closed end management investment company.

John F. O’Brien, Non-Executive Chairman of Cabot’s Board of Directors said, “We are pleased to welcome Bill to the Board of Directors. Bill’s long tenure at Harvard has provided him with exposure to, and an understanding of, a broad range of significant business issues facing corporations today. In addition, his extensive knowledge of China’s business, economic and political environment in an international context will be a valuable resource to the Board of Directors and the Cabot management team.”

Mr. Kirby holds degrees from Dartmouth College and Harvard University. He has received honorary doctorates from the Free University of Berlin and the Hong Kong Polytechnic University. He is an Honorary Professor at Fudan University, Chongqing University, Peking University, Nanjing University, Zhejiang University, East China Normal University, the Shanghai Academy of Social Sciences, and National Chengchi University. He is a Fellow of the American Academy of Arts and Sciences.

About Cabot Corporation

Cabot Corporation, headquartered in Boston, Massachusetts, is a global specialty chemicals and performance materials company. Cabot’s major products are carbon black, fumed silica, cesium formate drilling fluids, inkjet colorants and aerogels. The website address is: http://www.cabot-corp.com.